UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                     Commission File Number 333-65215-03

BLOCK MORTGAGE FINANCE ASSET BACKED CERTIFICATES SERIES 1999-2 TRUST (under a Pooling and Servicing Agreement dated as of October 1, 1999, which Trust is the Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1999-2)
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          (Exact name of the registrant as specified in its charter)

                        Bank One, National Association
                       1 Bank One Plaza, Suite IL1-0126
                         Chicago, Illinois 60670-0126
    Attention: Corporate Trust Administration Block Mortgage Finance Asset
                      Backed Certificates, Series 1999-2
                                 (312) 407-0192
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                     (Address, including zip code, and telephone)

        Block Mortgage Finance Asset Backed Certificates, Series 1999-2
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           (Title of each class of securities covered by this Form)
                                Not applicable
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)     ____       Rule 12h-3(b)(l)(i)    ____

     Rule 12g-4(a)(l)(ii)    ____       Rule 12h-3(b)(l)(ii)   ____

     Rule 12g-4(a)(2)(i)     ____       Rule 12h-3(b)(2)(i)    ____

     Rule 12g-4(a)(2)(ii)    ____       Rule 12h-3(b)(2)(ii)   ____
                                        Rule 15d-6               X
                                                               ----

       Approximate number of holders of record as of the certification or notice date: Less than 50
                                        ------------

      Pursuant to the requirements of the Securities Exchange Act of 1934, BLOCK MORTGAGE FINANCE ASSET BACKED CERTIFICATES SERIES 1999-2 TRUST (under a Pooling and Servicing Agreement dated as of October 1, 1999, which Trust is the Issuer of Block Mortgage Finance Asset Backed Certificates, Series 1999-2) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2000   By:  Block Financial Corporation,  not in
                              its  individual  capacity,  but solely as a duly
                              authorized  agent of the Registrant  pursuant to
                              Section  8.17(c) of the  Pooling  and  Servicing
                              Agreement, dated as of October 1, 1999


                              By:         /s/ Bret G. Wilson
                                          ------------------------------------
                              Name:       Bret G. Wilson
                                          ------------------------------------
                              Title:      Vice-President, Mortgage Operations
                                          ------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.